Exhibit 99.2

Weingarten Realty Investors Announces Pricing of Its 3.95% Convertible Senior Notes Due 2026

HOUSTON, July 28 /PRNewswire-FirstCall/ -- Weingarten Realty Investors (NYSE: WRI) announced today that it priced its offering of $575 million aggregate principal amount of 3.95% convertible senior notes due 2026, including the full exercise of an overallotment option to purchase up to an additional $75 million aggregate principal amount of notes.

The company expects to use the net proceeds from the sale of the notes for general business purposes, including the repurchase of approximately 4.27 million of Weingarten Realty's common shares at a price of $39.26 per share and to reduce amounts outstanding under its revolving credit facility.

Prior to August 1, 2025, upon the occurrence of specified events, the notes will be convertible at the option of the holder into cash and, at the company's option, common shares of Weingarten Realty Investors at an initial conversion rate of 20.3770 shares per $1,000 principal amount of notes. The initial conversion price of $49.075 represents a 25% premium to yesterday's closing price of $39.26 per WRI common share. On or after August 1, 2025, the notes will be convertible at any time prior to the second business day prior to maturity at the option of the holder into cash and, in certain circumstances, WRI common shares at the above initial conversion rate. The initial conversion rate is subject to adjustment in certain circumstances.

Prior to August 4, 2011, the notes will not be redeemable at the company's option, except to preserve the company's status as a REIT. On or after August 4, 2011, Weingarten may redeem all or a portion of the notes at a redemption price equal to the principal amount plus accrued and unpaid interest (including additional interest), if any.

Note holders may require Weingarten to repurchase all or a portion of the notes at a purchase price equal to the principal amount plus accrued and unpaid interest (including additional interest), if any, on the notes on August 1, 2011; August 1, 2016; and August 1, 2021, or after the occurrence of certain change in control transactions on or prior to August 4, 2011.

The notes will be sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. The notes and the Weingarten common shares issuable upon conversion of the notes have not been registered under the Securities Act of 1933, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state laws. Weingarten will file a registration statement regarding resales of the notes and the Weingarten common shares issuable upon their conversion with the Securities and Exchange Commission within 90 days. This release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Weingarten Realty Investors

As one of the largest real estate investment trusts listed on the New York Stock Exchange, Weingarten Realty Investors is focused on delivering solid returns to shareholders by actively developing, acquiring, and intensively managing properties in 21 states that span the southern portion of the United States from coast to coast. The Company's portfolio of 360 properties includes 295 neighborhood and community shopping centers and 65 industrial properties, aggregating over 48.3 million square feet. Weingarten has one of the most diversified tenant bases of any major REIT in its sector, with the largest of its 5,200 tenants comprising approximately 3% of its rental revenues. To learn more about the Company's operations and growth strategies, please visit http://www.weingarten.com.

Statements included herein that state the Company's or Management's intentions, hopes, beliefs, expectations or predictions of the future are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, which by their nature involve known and unknown risks and uncertainties. The Company's actual results, performance or achievements could differ materially from those expressed or implied by such statements. Reference is made to the Company's regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company's performance.